SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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Cliffs Natural Resources, Inc.

(Name of Registrant as Specified In Its Charter)

Casablanca Capital LP

Donald G. Drapkin

Douglas Taylor

Celso Lourenco Goncalves

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 13, 2014, Casablanca Capital LP provided the following statement to several media sources in response to inquiries regarding the announcement on February 13, 2014 by Cliffs Natural Resources, Inc. (the "Company") that it had appointed Gary Halverson to serve as Chief Executive Officer of the Company:

“The decision to name Gary Halverson CEO following months of leaving an empty chair comes just one day after we announced our support for Lourenco Goncalves to lead Cliffs. Mr. Halverson has never run a public company, and in our view does not have the relevant experience to fundamentally reshape and refocus the company. The board’s action today only underscores its disregard for shareholders and why we intend to reconstitute the board and bring in Mr. Goncalves, a proven value creator, to lead Cliffs.”